Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 2 to Registration Statement No. 333-215288 of our report dated March 30, 2017, relating to the consolidated financial statements of Vistra Energy Corp. (Successor Company) and Texas Competitive Electric Holdings Company LLC (Predecessor Company) (which report expresses an unqualified opinion on those consolidated financial statements and includes an explanatory paragraph regarding emergence from bankruptcy and the non-comparability to prior periods), appearing in the Prospectus, which is part of such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Dallas, Texas

April 5, 2017